                                                                   Exhibit 10.58

                             OFFICER'S CERTIFICATE

     I, the undersigned, do hereby certify and represent that:

     1. I am the duly elected Executive VP, Senior Business and Finance Officer of deCODE genetics, Inc., a Delaware Corporation.

     2. Pursuant to Rule 306(a) of Regulation S-T, the following exhibit 10.58 to deCODE genetics, Inc.'s Annual Report on Form 10-K is a fair and accurate English translation of a document prepared in the Icelandic language.

     IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Executive VP, Senior Business and Finance Officer of deCODE genetics, Inc. on this 14 day of March, 2001.



                                        By:   /s/ Hannes P. Smarason
                                              --------------------------------
                                        Name: Hannes P. Smarason

                                        Title: Executive VP, Senior Business
                                               and Finance Officer

                                                                   Exhibit 10.58


                   Contract on the Processing of Clinical Data
                 and their Transfer to a Health Sector Database
                                     between
                       The [ Name of Health Institution ]
                        hereinafter referred to as [HI],
                                       and
  Islensk erfoagreining ehf., State Reg. No. 691295-3549, Lynghals 1, Reykjavik
                hereinafter referred to as ISLENSK ERFOAGREINING;




Whereas the Minister for Health issued to Islensk erfoagreining ehf., on 22 January 2000, an Operating Licence for the Creation and Operation of a Health Sector Database, on the basis of Act No. 139/1998, on a Health Sector Database;

Whereas Act No. 139/1998 and the Operating Licence provide that the holder of the Operating Licence is permitted to take delivery of data processed from medical files for transfer to a Health Sector Database subject to the approval of health institutions or self-employed health service workers;

Whereas the Operating Licence provides that before the commencement of transfer of data into the Health Sector Database, the Licensee shall enter into written contracts with the health institutions in question or self-employed health service workers on access to information from medical records and the handling of such information;

Whereas the [Health Institution] and Islensk erfoagreining ehf. have engaged in negotiations and arrived at an agreement, as set out in this Contract, on the access of Islensk erfoagreining ehf. to data from medical files in the custody of the [Health Institution], the procedural arrangements for the processing of such data for transfer to the Health Sector Database, and their subsequent transfer to the Health Sector Database; The [Health Institution] and Islensk erfoagreining ehf. hereby enter into the following



                                    Contract:

1.    Definitions

      1.1. All terms defined in Section 2.1. of the Operating Licence of Islensk erfoagreining shall have the same meaning herein, wherever they appear.

2. Categories of clinical data to be processed and prepared for transfer to the Health Sector Database pursuant to this Contract

      2.1. [HI] will, during the Contract Period, prepare for transfer and subsequently transfer to the Health Sector Database the clinical data specified in Annex 1 hereto and determined pursuant to Section
            3.3. hereof.

      2.2. Islensk erfoagreining may, during the Contract Period, request that [HI] process and prepare for transfer to the Health Sector Database all the clinical data specified at any time in Annex B to the Operating Licence of Islensk erfoagreining, regardless of whether they are specified in Annex 1 hereto.

      2.3. Annex 1A to this Contract specifies clinical data which, in addition to the clinical data specified in Annex B to the Operating Licence of Islensk erfoagreining, shall be recorded in an electronic clinical records file pursuant to the General Specifications for Clinical Records Systems in Annex A to the Islensk erfoagreining Operating Licence ("Supplementary Clinical Data"). [HI] agrees, for its part, to process and prepare for transfer to the Health Sector Database the Supplementary Clinical Data pursuant to Annex 1A at the request of Islensk erfoagreining, provided that approval has been obtained from the Data Protection Commission and the Monitoring Committee.

      2.4. Islensk erfoagreining may, during the Contract Period, request that [HI] process and prepare for transfer to the Health Sector Database other data than those specified in Annex B to the Operating Licence of Islensk erfoagreining and Annex 1A hereto. In addition to the approval of [HI], the transfer of such data to the Health Sector Database shall, as applicable, be subject to the approval of the Data Protection Commission and the Monitoring Committee.

3. Assessment of Classification and Volume of Clinical Data, Condition and Integrity

      3.1. [HI] shall immediately on the effect of this Contract perform an assessment of the clinical data recorded by [HI] or in the custody of [HI]. The assessment shall be in the form attached hereto in Annex 2. The assessment shall specify the clinical data available and recorded, their condition, the form in which they are recorded and whether any clinical data require special processing in order to prepare them and subsequently transfer them to the Health Sector Database. As regards the cost of the assessment, reference is made to Section 12.2 hereof.

            The assessment shall also specify the clinical data recorded and processed by [HI] on the effective date of this Contract, the methods of recording and processing and the form in which the clinical data are recorded. Furthermore, the assessment shall outline any future plans of [HI] for new/altered recording of clinical data. An attempt shall be made to conclude [HI]'s assessment pursuant to this Section no later than two months following the date of signature of this Contract.

      3.2. The Contracting Parties shall co-operate on the assessment of the quality and integrity of the clinical data of [HI], the cost and benefits of processing, taking into account the condition and usefulness of clinical data in connection with this Contract. Should the parties see reason to do so, they may each appoint one party to work on the above projects.

      3.3. Following the assessment and evaluation by the parties pursuant to the above, Islensk erfoagreining shall decide what clinical data [HI] pursuant to Annex 1 hereto shall be processed and prepared for transfer and subsequently transferred to the Health Sector Database pursuant to this Contract. As regards the stages of processing clinical data, reference is made to Article 5 hereof.

4. Organisation of the processing of clinical data for transfer to the Health Sector Database

      4.1. Processing of clinical data pursuant to this Contract shall take place on the premises of [HI] and in such places as activities of [HI] are conducted.

      4.2. [HI] is responsible for the observation of legislation and regulations in the processing of clinical data for transfer to the Health Sector Database.

      4.3. [HI] guarantees that all processing of clinical data for transfer to the Health Sector Database will be performed, or its performance managed, by qualified health-care personnel of the [HI].

      4.4. [HI] shall provide Islensk erfoagreining with information on which employees of [HI] are directly involved in transferring clinical data to the Health Sector Database. Islensk erfoagreining shall ensure that such employees are not involved in the operation of the Health Sector Database.

      4.5. [HI] and Islensk erfoagreining will jointly organise regular courses and training for the employees of [HI] on the processing of data for transfer to the Health Sector Database in order to ensure the quality and integrity of clinical data.

      4.6. In the event that it proves necessary to label and amend clinical data, [HI] will perform this work in consultation with Islensk erfoagreining and in accordance with the rules and procedures specified in Annex 3 hereto.

      4.7. The arrangements and implementation of the processing of clinical data and their preparation for transfer to the Health Sector Database are divided into four stages, as further specified in
            Article 5 hereof.

5. Stages in the Processing of Clinical Data and their Transfer to a Health Sector Database

      5.1.  Stage 1: older clinical data in machine-readable form

            5.1.1. The first stage covers clinical data in machine-readable form, recorded and preserved by the [HI] on the effective date of this Contract.

            5.1.2. [HI] undertakes to process and prepare for transfer to the
                  Health Sector Database, pursuant to Stage 1, the classes of clinical data specified in Annex 1 hereto, subject, however, to Section 3.3. The intention is to process clinical data dating back to 1986, cf. Section 4.6 in the Operating Licence of Islensk erfoagreining, with due consideration to usefulness and cost.

      5.2.  Stage 2: clinical data recorded on documents and paper

            5.2.1. Stage 2 covers clinical data recorded on documents and paper.

            5.2.2. [HI] undertakes to process clinical data available on paper and documents in [HI] and prepare them for transfer to the Health Sector

                  Database. Classes of clinical data to be processed for transfer to the Health Sector Database in stage 2 are specified in Annex 1 hereto, subject, however to Section 3.3.

      5.3. Stage 3: Processing of clinical data using medical filing systems used by [HI] in its activities on the effective date of this Contract.

            5.3.1. Stage 3 covers processing of clinical data using medical filing systems used by [HI] in its activities on the effective date of this Contract.

            5.3.2. [HI] and Islensk erfoagreining shall in joint consultation conduct an assessment of the medical filing systems used by [HI] in its recording and processing of clinical data.

            5.3.3. The assessment shall cover all the principal disadvantages of the current medical filing systems and the impact they have or may have on the processing of the clinical data subject to processing under this Contract. The parties may decide to make temporary improvements in the current medical file systems, if both agree that this is necessary, in order to make it possible to process clinical data under Stage 3.

            5.3.4. [HI] undertakes to process and prepare for transfer to the
                  Health Sector Database, pursuant to Stage 3, the classes of clinical data specified in Annex 1 hereto, subject, however, to Section 3.3.

      5.4. Stage 4: Processing of clinical data using the Integrated Health Institution Clinical Records System

            5.4.1. An agreement has been reached to the effect that [HI] will take into use an Integrated Clinical Records System, as further detailed in Article 8 hereof. After [HI] has taken such a clinical records system into use, [HI] clinical data will recorded and processed based on the structure of the electronic Clinical Records Systems based on the general specifications of the Ministry of Health and Social Security. Coded and other numerical data defined in Annex B to the Operating Licence of Islensk erfoagreining, "Transfer of Data to the to the Health Sector Database", shall be transferred from the electronic clinical records systems to the Health Sector Database through the Encryption Agency of the Data Protection Commission.

      5.5.  Transfer of Clinical Data from Independent Systems

            5.5.1. On the date of effect of this Contract, or at any time during its term of effect, there may be in existence at [HI] independent systems created for scientific research and other activities not directly related to patient services and/or independent systems set up for experimental or development purposes. Should Islensk erfoagreining request that [HI] transfer clinical data from such systems to the Health Sector Database, [HI] will accede to such request, assuming there are no reasonable grounds for refusal in specific cases, provided that an agreement has been reached between Islensk erfoagreining and the originators and owners of such systems, to the extent that such originators and owners are not [HI] itself, and provided also that approval has been obtained from the Data Protection Commission and the Monitoring Committee, as applicable. Work on preparations for such transfer shall then be integrated into project stages pursuant to the above, as applicable.

6. Start of Processing of Clinical Data at [HI] for Transfer to the Health Sector Database Pursuant to this Contract

      6.1. It is the understanding of the parties that processing of clinical data pursuant to Stage 1 will begin following assessment of clinical data pursuant to Article 3 and following a decision pursuant to
            Section 3.3.

      6.2. It is understood that processing of clinical data pursuant to Stage 2 will begin following assessment of clinical data pursuant to
            Article 3 and following a decision pursuant to Section 3.3.

      6.3. It is understood that processing of clinical data pursuant to Stage 3 will begin when approval has been obtained for the transfer of clinical data processed under this Contract to the Health Sector Database and that such processing will continue until processing pursuant to Stage 4 begins.

      6.4. It is understood that processing of clinical data and their transfer to the Health Sector Database pursuant to Stage 4 will begin when [HI] takes into use a clinical records system meeting the general specifications of the Ministry of Health and Social Security for clinical records systems.

7.    Arrangements for the transfer of clinical data to the Health Sector
      Database

      7.1. Preparations for the transfer of clinical data to the Health Sector Database will take place under the management and on the responsibility of [HI] pursuant to the provisions hereof. Personal identifiers will be encrypted one way at [HI]. Clinical data shall be transferred in encrypted form to the Data Protection Commission Encryption Agency.

      7.2. [HI] will perform and take responsibility for the transfer of clinical data pursuant to this Contract from the [HI] to the Data Protection Commission Encryption Agency. [HI] shall observe the terms of the Data Protection Commission.

      7.3. Islensk erfoagreining will supply software and hardware for the encryption and transfer of clinical data from [HI] to the Data Protection Commission Encryption Agency.

      7.4. The frequency and details of the transfer of clinical data processed for transferring and subsequent transfer to the Health Sector Database to the Data Protection Commission Encryption Agency shall be subject to further agreement between the parties.

8.    Integrated Clinical Records System

      8.1. Pursuant to the provisions of the Operating Licence of the company and the further provisions of this Article 8, Islensk erfoagreining will co-operate with [HI] on installing at [HI] a clinical records system conforming to the General Specifications for Clinical Records Systems of the Ministry of Health and Social Security, as current at any time, and other conditions of the Operating Licence, as well as the special requirements of Islensk erfoagreining regarding the recording and processing of clinical data for transfer and their subsequent transfer to the Health Sector Database. With the integrated clinical records system, the recording and processing of clinical data at [HI] will be standardised in all the data recording systems used by the [HI] at any time to record clinical data in its activities. "Data recording systems" refers to computer software used by health sector personnel to record clinical data in the course of their work. An integrated clinical records system consists of data recording systems, communications systems capable of retrieving and providing access to clinical data from individual data recording systems, and a user interface that displays clinical data provided by the communications system. The integrated clinical records systems shall be capable of sending and receiving clinical data over the Icelandic Health Network currently in preparation by the Health Authorities.

      8.2. In the course of the installation of the integrated clinical records system at [HI] it will be determined to what extent it is possible, and feasible, for both contracting parties to continue to use the data recording systems being used by [HI] for the recording of clinical data on the effective date of this Contract. The parties shall jointly conduct an assessment of the data recording systems in question and the contracts concluded with their proprietors.

      8.3. Following the joint assessment pursuant to Section 8.2, and, as applicable, following negotiations with the proprietors of the systems in question, the parties shall make a decision on what data recording systems will continue in use as part of the integrated clinical records system of [HI], and what data recording systems will be discontinued. In arriving at decisions in this respect, account shall be taken of the experience of [HI] of the data recording systems in question, the future prospects of the systems in the light of other available options, their usefulness in processing clinical data for the Health Sector Database, and the reasonable interests of Islensk erfoagreining in achieving co-ordination and minimising the costs of the methods and solutions of taking into use the integrated clinical records systems selected by individual health institutions and self-employed health service workers with whom Islensk erfoagreining contracts for the processing of clinical data for transfer to the Health Sector Database and their subsequent transfer.

      8.4. In the event of a decision, following assessment pursuant to Section 8.2, to discontinue the user of a data recording system in use at [HI], or if there is a need to add a new data recording system, Islensk erfoagreining shall, in consultation with [HI] and with due consideration to the special needs of both parties, create, have created, or purchase such a data recording system and supply it to [HI]. Islensk erfoagreining shall, in the same way, create, have created or purchase and supply to [HI] communications systems and user interfaces for the integrated clinical records system.

      8.5. [HI] shall be a formal contracting party vis-a-vis the owners of the proprietary rights to the data recording systems to be used pursuant to this Contract in the recording and processing of clinical data, and vis-a-vis the owners of communications systems and user interfaces for the integrated clinical records system. All such contracts and amendments to them shall be subject to the consent of Islensk erfoagreining. Payments of licence fees shall be subject to
            Section 12.1.

      8.6. After the integrated clinical records system has been taken into use at [HI], the participation of Islensk erfoagreining in the cost of the renewal of data recording systems, communications systems and user interface, and the installation of additional systems shall be subject to the prior approval of Islensk erfoagreining. The same applies to costs of updating or increasing the capacity of data recording systems, communications systems or user interface for the integrated clinical records system. The creation of new systems shall be subject to the provisions of Section 8.4.

      8.7. In the event that a data recording system, communications system or user interface used by [HI] as part of the integrated clinical records system has become inefficient, e.g. for technical, professional or financial reasons, Islensk erfoagreining and [HI] shall jointly decide whether a request should be made to the owner of the proprietary rights to the system for amendments to the contract or whether the contract should be terminated. Both Islensk erfoagreining and [HI] may take the initiative as regards the review of a contract with the owner of the proprietary rights to such system pursuant to the above.

9.    Development Projects

      9.1. Islensk erfoagreining and [HI] will explore the potential for co-operation during the term of this contract as regards development projects relating to the creation and utilisation of clinical records systems or other related projects. The parties shall enter into separate contracts on each such project.

10. The Share of Islensk Erfoagreining in Payments to [HI] in Respect of Third-Party Access Granted by [HI] to the Clinical Records System

      10.1. In the event that [HI] or employees of [HI], alone or in co-operation with other parties, use the clinical records system set up at [HI] pursuant to Article 8 for research, and [HI] receives payments from a third party in respect of the research, Islensk erfoagreining shall be entitled to a share of such third-party payments or their value (e.g. if payments take the form of instruments or other equipment) following deduction of direct costs of [HI] of the research in question. The share of Islensk erfoagreining shall be 35%, unless the parties hereto agree otherwise in individual cases. [HI] shall immediately inform Islensk erfoagreining of any events giving rise to payments to [HI] pursuant to the above. Payment of shares to Islensk erfoagreining shall be made within 10 days of receipt by [HI] of individual third-party payments. Islensk erfoagreining shall be entitled to have a chartered accountant appointed by Islensk erfoagreining verify that payments to Islensk erfoagreining in compliance with the above provisions. The accountant shall be entitled, for this purpose, to examine the payment clauses of contracts made by [HI] with third parties regarding the above, as well as accounting documents and other documents of [HI] as necessary at his discretion.

11.   Confidentiality

      11.1. The contracting parties and their employees shall keep in confidence everything of which they may become aware in the course of their work regarding the activities of each other. The confidentiality shall remain in effect following the end of the Contract.

      11.2. The contracting parties declare that they and their employees will treat information regarding this contract and its implementation as confidential, subject to the obligation of [HI] to provide information under the Information Act.

12. Payments of Islensk Erfoagreining for Processing of Clinical Data Pursuant to this Contract

      12.1. Islensk erfoagreining will pay the cost of creating an integrated clinical records system, cf. Article 8, and new version thereof, and [HI] will refund license fees in respect of licence contracts with the owners of the proprietary rights.

      12.2. Islensk erfoagreining will pay the cost of assessment pursuant to
            Article 3, including wage costs and other costs of [HI].

      12.3. Islensk erfoagreining will pay the wage costs and operating costs of [HI] resulting from the processing of clinical data for transfer to the Health Sector Database. This cost shall be specified in a separate cost and time schedule prepared jointly by the parties hereto when the assessment pursuant to Article 3 has been carried out and the decision of Islensk erfoagreining pursuant to Section
            3.3 on the processing of clinical data for transfer to the Health Sector Database has been made. The schedule shall describe the project stages and set out the project schedule, and estimate the human resources required and other costs for each stage, cf. Article
            5. The schedule shall furthermore estimate the cost of teaching and training health care employees in the recording and processing of clinical data. In the event of part-time employment of an [HI] employee, who is also engaged in other work, the proportion of work shall be determined in the preparation of the cost estimate. [HI] guarantees that the project schedule will be observed. The cost and time schedule shall be subjected to review once every six months. Islensk erfoagreining may suspend payment for work which is demonstrably not performed pursuant to the schedule, provide that there is no reasonable justification for such deviation. [HI] may halt the transfer of clinical data pursuant to this Contract to the Encryption Agency if Islensk erfoagreining does not effect payments pursuant to this contract.

      12.4. Islensk erfoagreining will supply [HI] with and pay [HI]'s costs of special hardware and/or software necessary to enable processing of clinical data for transfer to the Health Sector Database pursuant to stages 1 and 2. Islensk erfoagreining will also pay the cost of software and hardware for the encryption and transfer of clinical data from [HI] to the Data Protection Commission Encryption Agency which Islensk erfoagreining supplies to [HI] pursuant to Section
            7.3. Furthermore, Islensk erfoagreining will pay all telecommunications cost relating to the transfer of clinical data from [HI] to the Data Protection Commission Encryption Agency.

      12.5. [HI] and the employees of [HI] may, at no separate cost, submit queries to the Health Sector Database for their own research conducted by themselves. Such queries shall be subject to normal rules on queries to the Health Sector Database. The above permission of [HI] and [HI] employees does not extend to queries made for third parties or in respect of scientific research or other projects conducted in co-operation with third parties which pay [HI] or [HI] employees for their roles in the research. Such queries and payments for them to Islensk erfoagreining shall be treated as third-party queries to the Health Sector Database. Islensk erfoagreining shall be entitled to receive from [HI] or the employees of [HI] who submit queries to the Health Sector Database based on the above provision satisfactory information on the nature of and the parties responsible for the scientific research in question in order to clarify whether the query falls under the said provision. Islensk erfoagreining may refuse a request of [HI] or employees of [HI] for processing of a query without special payment if Islensk erfoagreining has reasonable grounds for believing that the provisions of this Article are being violated.

13.   Term of Effect of the Contract

      13.1. This contract shall take effect on its confirmation by the Monitoring Committee, cf. Article 19, as of its date of signature. The Contract shall remain in effect while Islensk erfoagreining is in possession of an operating licence pursuant to law for the creation and operation of a Health Sector Database.

      13.2. If [HI] is merged with another health institution, or its activities or scope of activities are changed, with the result that the basis for this Contract is altered, Islensk erfoagreining may request a review of its terms.

      13.3. In entering into this Contract, the parties recognise that it is impractical to make provisions for every contingency which may arise during the effective term of the Contract. The parties declare it to be their intention that the Contract shall be operated between them with fairness.

      13.4. Should however the occurrence of events, including fundamental changes in the arrangement or implementation of health services at [HI], or in the basis for operation of the Health Sector Database, beyond the control of the parties, and not reasonably foreseeable by the parties on entering into this Contract, and if such events have the effect that the premises of either party for entering into the Contract are fundamentally altered with the result that the unchanged operation of the Contract would cause unfairness to that party, the parties will meet and in good faith negotiate and use their best endeavours to agree upon an amendment to this agreement to counteract such unfairness. In the event that the parties are unable to agree as to the existence of such unfairness or reactions to such unfairness, either party may refer the dispute to arbitration pursuant to Article 17 hereof. Notwithstanding the foregoing, neither party may invoke the provisions of this Section
            13.4 prior to 22 January 2006, or more than one time during the term of the original Operating Licence of Islensk erfoagreining, or more than one time during the term of an extended or new Operating Licence for Islensk erfoagreining.

14.   End of the contract

      14.1. At the end of this Contract, [HI] is entitled, against reasonable remuneration, to a licence to software owned by Islensk erfoagreining and custom made for [HI] for the recording and processing of clinical data. The licence shall cover the right to further development of such software for use in the activities of [HI]. All such additions and improvements shall be delivered to Islensk erfoagreining as they come into existence. Islensk erfoagreining will be the owner of all such additions and improvements with unlimited rights of utilisation and disposal.

15.   Contracting

      15.1. The contracting parties may contract with other parties to perform work on their behalf on individual components of this Contract with the prior approval of the Monitoring Committee and/or the Data Protection Commission, where the component in question requires the consent of those parties. If the parties employ another party to perform its contractual obligations hereunder, they shall guarantee the work of such party to the other party pursuant to the provisions hereof.

16.   Operation of the Contract

      16.1. [HI] and Islensk erfoagreining shall hold regular progress meetings on the operation of this Contract. A record of minutes shall be kept of proceedings of meetings and the parties shall have equal access to the minutes.

17.   Settlement of Disputes

      17.1. In the event of any dispute regarding the interpretation of this Contract, and if no agreement can be reached between the parties on the issue in dispute, an arbitration tribunal composed of three arbitrators, one nominated by each party and a third nominated by the District Court of Reykjavik, shall resolve the dispute. In other respects, the arbitration and arbitration proceedings shall be governed by Act No. 53/1989 on Contractual Arbitration.

      17.2. Notwithstanding the provisions of Section 17.1, a contracting party who believes that a quick settlement is needed may submit the dispute to an arbitrator agreed by both contracting parties on the signature of this Contract or subsequently selected as his replacement. The arbitrator shall submit an interim decision regarding the dispute within 7 days of the submission of the dispute. The decision shall be based only on documents submitted before the said deadline and before the arbitrator accepts the dispute for decision. The arbitrator shall decide which party shall bear the cost of his work and the amount of the cost. In other respects, the work of the arbitrator and rules of procedure shall be governed by Act No. 53/1989 on Contractual Arbitration. The decision of the arbitrator can be submitted to arbitration pursuant to
            Section 17.1, provided that this is done within 14 days from the delivery of his decision.

18.   Miscellaneous Provisions

      18.1. [HI] shall take regular backup copies of clinical data recorded in its data recording systems. The frequency and arrangements of such backing up shall be in accordance with accepted practice.

19.   Approval of the Monitoring Committee

      19.1. This Contract is concluded subject to the approval of the Monitoring Committee.



                          [Place of signature], [Date]


    For the [Health Institution]         For Islensk erfoagreining ehf.



   ------------------------------        ------------------------------
                                             Kari Stefansson, CEO.